Exhibit 99.1

CONSENT OF RBC CAPITAL MARKETS, LLC

Camden National Corporation

2 Elm Street

Camden, Maine 04843

The Board of Directors:

We understand that Camden National Corporation (the “Company”) has determined to include our opinion letter (“Opinion”), dated March 29, 2015, to the Board of Directors of the Company in its Registration Statement on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the Company’s Joint Proxy Statement/Prospectus which forms a part of the Registration Statement to be delivered to the Company’s stockholders in connection with the proposed merger involving the Company and SBM Financial, Inc.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex B thereto, and references thereto under the headings “Summary—The Merger and Share Issuance— Opinion of Camden’s Financial Advisor Regarding the Fairness of the Merger Consideration to Camden” and “Proposal No. 1—The Merger and the Share Issuance— Camden’s Reasons for the Merger” and “—Opinion of Camden’s Financial Advisor” in the Joint Proxy Statement/Prospectus which form a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

May 15, 2015